Exhibit 10.2
STARVOX COMMUNICATIONS INC.
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into as of February 15, 2007 by and between Thomas Rowley (“Executive”) and StarVox Communications Inc. (the “Company”).
     Whereas, the Company and Executive entered into an Executive Employment Agreement, dated March 20, 2006 (the “Prior Agreement”), which set forth the terms and conditions of the Executive’s employment by the Company;
     Whereas, the Board of Directors of the Company, at the time the Prior Agreement was executed, was unable to come to an agreement as to appropriate equity incentive benefits for the retention of Company’s management and employees;
     Whereas, pursuant to the Prior Agreement, the Company agreed to grant (the “Prior Grant”) Executive certain equity incentive benefits, and the Company was unable to complete the Prior Grant due to the aforementioned disagreement by the Board of Directors of the Company;
     Whereas, the Board of Directors has reached agreement with regard to appropriate equity incentive benefits for the retention of the Company’s management and employees;
     Whereas, the Company and the Executive desire to amend and restate the Prior Agreement to reflect the mutually agreed upon modifications to the terms and conditions of Executive’s employment by the Company, including but not limited to the Prior Grant; and
     Whereas, this Agreement shall supersede all prior oral and written agreements, arrangements, and understandings, including without limitation the Prior Agreement and any prior versions of the Prior Agreement, and represents the entire agreement of the parties relating to the terms and conditions of the Executive’s employment by the Company;
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties as follows:

     1. Employment by the Company.
          1.1 Position. Subject to terms of this Agreement, the Company agrees to employ Executive as its Chief Executive Officer, and Executive hereby accepts such employment effective on or before June 1, 2006. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
          1.2 Duties and Location. Executive shall perform all duties assigned to Executive from time to time, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). Executive will report directly to the Board in this position. Executive shall perform his employment services from the Company’s corporate headquarters, subject to reasonable business travel.
          1.3 Policies and Procedures. The parties’ employment relationship shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
     2. Compensation.
          2.1 Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of $252,000, subject to required payroll withholding and deductions, paid on the Company’s regular payroll schedule. Executive’s base salary shall be reviewed annually and may be adjusted by the Board.
          2.2 Discretionary Bonus. Executive will also be eligible to receive an annual bonus of up to $48,000 (“Bonus”), payable subject to required withholdings and deductions, based on the Company’s profitability and overall performance, and Executive’s satisfactory performance of his job duties, including his achievement of certain performances objectives mutually established by Executive and the Board. The Board, in its sole discretion, will determine whether Executive has earned a Bonus, and the amount of any such Bonus earned. Executive shall be eligible to earn the Bonus in quarterly increments (of up to $12,000 per quarter), payable within fifteen (15) business days after the end of each quarter (the “Bonus Payment Date”). Executive shall be presumed to have earned the full quarterly Bonus payment unless the Board determines, prior to the Bonus Payment Date that a lesser or no Bonus payment has been earned. The Board will advise Executive of any such determination prior to the Bonus Payment Date. Executive must remain an active employee of the Company for the entire quarter in order to receive a Bonus payment for that quarter.
          2.3 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard
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Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.
          2.4 Equity Compensation. Subject to the approval of the Board, Executive shall be granted an option to purchase 17,750,000 shares of Company Common Stock (the “Option”), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant as determined by the Board, pursuant to the Company’s 2007 Stock Plan (the “Plan”). The Option shall vest and become exercisable over a four (4) year period, with twenty-five percent (25%) of the shares subject to the Option vesting and becoming exercisable on the first year anniversary of March 20, 2006 (the “Vesting Commencement Date”) and the remaining seventy-five percent (75%) of the shares subject to the Option vesting and becoming exercisable in thirty-six (36) equal monthly installments thereafter for as long as the Executive remains in continuous employment service with the Company. The Option shall be governed by the terms and conditions set forth in the Plan, and in a stock option grant notice and agreement to be issued.
     3. Proprietary Information Obligations.
          3.1 Agreement. As a condition of employment, Executive agrees to abide by the Proprietary Information and Inventions Agreement as executed and attached hereto as Exhibit 1.
          3.2 Third Party Agreements And Information. Executive represents and warrants that his employment with the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party and that Executive will perform his duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
     4. Outside Activities During Employment.
          4.1 Exclusive Employment. Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Executive is permitted to participate on outside Boards with the consent of the Board of Directors of StarVox.
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          4.2 No Adverse Interests. Except as permitted by Section 4.3 below, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
          4.3 Noncompetition. During the term of his employment with the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.
     5. Noninterference.
          While employed by the Company, and for two (2) years immediately following the date Executive’s employment terminates (the “Termination Date”), Executive agrees not to interfere with the business of the Company by: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly soliciting the business of any customer of the Company which at the time of Executive’s employment termination, or during the year immediately prior thereto, was listed on the Company’s customer list.
     6. Termination Of Employment.
          6.1 At-Will Relationship. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice, subject to the severance provisions set forth below.
          6.2 Severance Benefits. In the event Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason at any time during the term of Employment, Executive shall be eligible to receive the following severance benefits:
               (a) Cash Severance. Executive shall receive six (6) months of Executive’s last base salary, less applicable withholdings and deductions, paid (at the Company’s election) either in the form of continuing base salary payments paid over a six (6) month period, or as a single, lump sum amount. For purposes of this Agreement, the “Severance Period” shall mean the number of months of base salary Executive is entitled to receive as severance under this Section 6.
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               (b) Accelerated Vesting. As an additional severance benefit, if the Executive is terminated under paragraph 6.4, the Company shall accelerate the vesting of the Executive’s then outstanding options such that, as of the Termination Date, Executive shall receive an additional six (6) months of vesting on his then outstanding options. For all options vested at the time of any termination, the Executive shall have six (6) months from the date of Termination in which to exercise such vested options.
               (c) Preconditions. In order to receive any of the above-described severance benefits, Executive must (i) sign and deliver to the Company a general release of claims against the Company, in a form acceptable to the Company within sixty (60) days after the Termination Date, and (ii) comply with his continuing obligations under this Agreement.
               (d) Termination for Cause/Resignation Without Good Reason. Executive shall not be eligible to receive any severance benefits in the event his employment is terminated by the Company for Cause or by Executive without Good Reason.
          6.3 Cause for Termination. “Cause” for termination of Executive’s employment shall mean Executive’s: (i) commission of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Company; (iii) material breach of any of his obligations under this Agreement, the Employment Proprietary Information and Inventions Agreement, or any other agreement between Executive and the Company; (iv) intentional damage to any property of the Company; and (iv) death or inability to perform the essential functions of his job for a period of ninety (90) calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period provided that the Employer shall act upon this clause only in compliance with the applicable federal and state law, including the federal Americans with Disabilities Act.
          6.4 Resignation for Good Reason. Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing, within ten (10) days after the occurrence of one of the following events, that Executive intends to terminate his employment for Good Reason in thirty (30) days: “Good Reason” means the occurrence of any of the following events, conditions or actions taken by the Company or any successor without Cause and without your consent: (i) a change in your job title with the Company to a job title involving a materially reduced level of responsibility (provided however, a change in your job title without a material reduction in your level of responsibility shall not constitute “Good Reason”), (ii) a reduction by the Company in Executive’s annual base salary by greater than ten percent (10%), except to the extent the base salaries of all other executive officers of the Company are accordingly reduced or (iii) a relocation of your place of service by more than 50 miles.
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     7. Cooperation with Company.
          7.1 Cooperation Obligation. During and after the term of Executive’s employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company’s President, General Counsel or other appropriate officer, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 7 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to Executive under Section 6 becoming null and void.
          7.2 Expenses and Fees. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 7.1 above, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Executive’s employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 7.1 (“the Fees”). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 7.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.
     8. Dispute Resolution. Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Executive’s employment relationship with the Company, or the termination of that employment relationship for any reason, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. Executive and the Company
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acknowledge that by agreeing to this arbitration procedure, they are each waiving the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS’ arbitration fees. Nothing in this Section 8 shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
     9. General Provisions.
          9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.
          9.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
          9.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. Any waiver must be in writing signed by the waiving party to be effective.
          9.4 Complete Agreement. This Agreement, including Exhibit 1, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.
          9.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
          9.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
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          9.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
          9.8 Survival. Executive’s duties under the Proprietary Information and Inventions Agreement, and Sections 3, 5, 7, and 8 shall survive termination of his employment with the Company.
          9.9 Remedies. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement, and Sections 3, 5, 7 and 9 would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach, in addition to any other remedies available to the Company.
          9.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.
     In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

StarVox Communications Inc.

By:	/s/ Dan Tompkins
Dan Tompkins
Director

Date:	February 15, 2007

Accepted and agreed this
15th day of February, 2007.
Thomas Rowley

/s/ Thomas Rowley
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Exhibit 1
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT